EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Registration Statement on Form S-8 of our report dated December 11, 2018, with respect to the consolidated financial statements of Arrowhead Pharmaceuticals, Inc. and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018.

/s/ Rose, Snyder & Jacobs LLP

Encino, California

March 29, 2019